Exhibit 99.1

AITX's RAD Expands 'Bailey's Promise' to All K-12 Schools Nationwide

Initiative Serves Public, Private, Faith-Based, and Other Accredited K-12 Schools Across the United States

Detroit, Michigan, August 13, 2025 - Artificial Intelligence Technology Solutions, Inc. (the Company), (OTCID:AITX), along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today confirmed that Bailey's Promise is available to all public, private, faith-based, and other accredited K-12 schools across the United States. The initiative provides eligible schools with no-cost software licenses for AI firearm detection, ensuring broad access to this vital security technology.

Bailey's
PROMISE
a RAD initiative
an AITX company

Free Firearm Detection Software for Every School.

All K-12 Schools Eligible,

Public, Private, Faith-Based, and More.

AITX
Artificial Intelligence Technology Solutions Inc.

RAD
an AITX company
ROBOTIC ASSISTANCE DEVICES

Since the initial announcement last week, Bailey's Promise has generated overwhelming interest from schools of every type nationwide, with inquiries and enrollment requests arriving daily. The program has also drawn strong interest from mainstream media, resulting in early coverage and multiple additional stories now in production.

The first three schools have already been selected to participate, with further details to be announced soon. To date, more than 50 education leaders have reached out, representing or being part of districts encompassing over 300 individual schools.

Bailey's Promise was created to help safeguard students, educators, and school communities by enabling real-time detection of visible firearms using existing compatible cameras. Named in honor of Bailey Holt, a victim of the 2018 Marshall County High School shooting, the program removes financial barriers to deploying this technology and gives schools a critical tool to help prevent tragedies.

"When we launched Bailey's Promise, our goal was simple, remove every barrier to getting this life-saving technology into schools," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "By confirming that all types of K-12 schools are eligible, we are making sure no community is left out of the protection this technology provides."

Bailey's Promise equips eligible schools with the ability to detect visible firearms in real time using their existing compatible cameras. The program provides a software license for up to ten cameras at no cost, with optional onboarding and support services available to ensure fast and effective deployment. Once installed, the system can alert designated staff within seconds of a confirmed detection, helping schools initiate emergency protocols without delay.

"As a former FBI Agent and one of the first responders to the Oxford High School shooting, I have seen firsthand how quickly these events unfold and how devastating the impact can be," said Troy McCanna, RAD's Chief Security Officer. "Knowing that Bailey's Promise is available to every K-12 school in the country means more communities can have the critical layer of protection that gives staff and law enforcement the time they need to respond and save lives."

RAD has submitted its firearm detection software for designation under the Support Anti-Terrorism by Fostering Effective Technologies (SAFETY) Act through the U.S. Department of Homeland Security. Once approved, this designation would formally recognize the solution as a Qualified Anti-Terrorism Technology, extending important liability protections to both RAD and the schools that deploy the technology.

Schools, law enforcement agencies, and security decision-makers are encouraged to learn more about Bailey's Promise and request a demonstration. Additional information, technical requirements, and enrollment details are available at www.radsecurity.com/baileys-promise.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com